                                                                  EXHIBIT (f)(2)

                                VAN KAMPEN FUNDS
                                 RETIREMENT PLAN
                  (AMENDED AND RESTATED AS OF JANUARY 1, 2005)

          Each of the Van Kampen Funds listed on Exhibits A-1 and A-2 attached hereto, as may be amended from time to time (collectively the "Funds" or individually a "Fund") has adopted this Retirement Plan (the "Plan") for its Eligible Trustees (as defined herein) in order to recognize and reward the valued services provided by such trustees or directors, as the case may be, to the Fund. For purposes of the Plan, the definition of "Fund" shall also include any successor fund to which the assets of the Fund have been transferred pursuant to a liquidation, dissolution or winding up of the Fund or a distribution of all or substantially all of the Fund's assets and property (each, a "Fund Transfer"), to the extent the context permits.

DEFINITION OF TERMS AND CONSTRUCTION

          1.1 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in the Plan shall have the following meanings:

               (a) "Beneficiary" shall mean such person or persons designated pursuant to Section 6.5 hereof to receive benefits after the death of the Eligible Trustee.

               (b) "Beneficiary Designation Form" shall mean the written instrument to be executed by each Eligible Trustee which shall designate the person or persons to receive benefits after the death of the Eligible Trustee and the form of which is attached as Exhibit B hereto.

               (c) "Board of Trustees" shall mean the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

               (d) "Capped Retirement Benefit" shall have the meaning described in Section 3.4.

               (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

               (f) "Compensation" shall mean an amount equal to $2,500.

               (g) "Deferred Compensation Agreement" shall have the meaning described in Section 6.4(a)(ii).

               (h) "Disability" shall have the meaning described in Section 5.1.

               (i) "Early Retirement Benefit" shall have the meaning described in Section 3.3.

               (j) "Eligible Retirement Age" shall have the meaning described in
Section 4.1.

               (k) "Eligible Trustee" shall mean a person who: (i) is or becomes a trustee or director, as the case may be, of the Fund on or after the date such Fund adopted the Plan, and (ii) is, prior to the time of such trustee's or director's, as the case may be, termination of service, receiving trustee's or director's fees from the Fund.

               (l) "Fund Complex" shall mean the funds listed on Exhibit A-1 and A-2 attached hereto as may be amended from time to time.

               (m) "Fund Transfer" shall mean a transfer of the assets of the Fund to a successor fund pursuant to a liquidation, dissolution or winding up of the Fund or a distribution of all or substantially all of the Fund's assets and property to a successor fund.

               (n) "Mandatory Retirement Age" shall have the meaning described in Section 4.1.

               (o) "Normal Distribution" shall have the meaning described in
Section 6.1.

               (p) "Normal Retirement Benefit" shall have the meaning described in Section 3.2.

               (q) "Plan Committee" shall have the meaning described in
Section 8.2.

               (r) "Retirement Benefit" shall mean the applicable Normal Retirement Benefit, Early Retirement Benefit or Capped Retirement Benefit due to such trustee or director, as the case may be.

               (s) "Retirement Benefit Cap" shall mean the amount listed on Exhibit A-1 and A-2 attached hereto as may be amended from time to time.

               (t) "Service Requirement" shall have the meaning described in
Section 2.1.

               (u) "Years of Service" shall be counted using January 1st of the year such trustee or director, as the case may be, begins service as a trustee or director of the Fund and include all completed calendar years of service prior to such trustee's or director's, as the case may be, termination of service, including such service performed prior to the adoption of the Plan.

          1.2 Plurals, Gender and Certain References. Where appearing in the Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning. References herein to "trustees" shall include trustees of a fund organized as a trust or directors of a fund organized as a corporation, as the case may be.

          1.3 Headings. The headings and subheadings in the Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2. SERVICE REQUIREMENT

          2.1 Service Requirement. Each Eligible Trustee that has completed five
(5) Years of Service as a trustee for the Fund (the "Service Requirement") shall be entitled to receive a Retirement Benefit from the Fund, provided such trustee satisfies the additional requirements for a Retirement Benefit as set forth herein. An Eligible Trustee is not entitled to benefits pursuant to the Plan merely because such trustee is an Eligible Trustee; a trustee must meet the Years of Service requirement.

3. RETIREMENT BENEFIT

          3.1 In General. The Retirement Benefit amount for an Eligible Trustee meeting the Service Requirement is determined at the time of such trustee's termination of service as a trustee. Subject to Sections 3.4 and 5.1, an Eligible Trustee terminating service as a trustee to the Fund prior to attaining the Eligible Retirement Age is eligible for the Early Retirement Benefit as described in Section 3.3. Subject to Section 3.4, an Eligible Trustee terminating service as a trustee to the Fund after attaining the Eligible Retirement Age is eligible for the Normal Retirement Benefit as described in
Section 3.2. An Eligible Trustee terminating service as a trustee to the Fund after the Mandatory Retirement Age forfeits and is not entitled to any Retirement Benefit under the Plan and any deferral of such Retirement Benefit pursuant to Section 6.8 shall be forfeited.

          3.2 Normal Retirement Benefit. The Normal Retirement Benefit shall be 50% of the Compensation and such benefit shall increase by 10% for each Year of Service by such trustee in excess of five (5) Years of Service up to a maximum amount of 100% of the Compensation for any trustee who has completed ten (10) or more Years of Service.

Years of Service   Percentage Of Compensation
----------------   --------------------------
   Less than 5                  0%
        5                      50%
        6                      60%
        7                      70%
        8                      80%
        9                      90%
   10 or more                 100%

          3.3 Early Retirement Benefit. The Early Retirement Benefit shall be the Normal Retirement Benefit for such trustee based upon such trustee's Years of Service at the time of such trustee's termination of service reduced by 3% for each year prior to the Eligible Retirement Age.

          3.4 Retirement Benefit Cap. A trustee shall not receive aggregate retirement benefits per calendar year from the Fund Complex in excess of the Retirement Benefit Cap in effect at the time of such trustee's termination of service. When a trustee would otherwise be entitled to aggregate retirement benefits from the Fund Complex in excess of the Retirement Benefit Cap but for this provision, the Fund shall pay only a capped Retirement Benefit (the "Capped Retirement Benefit") to such trustee based on its pro rata portion of the Retirement Benefit the Fund would have paid relative to the aggregate retirement benefits from the Fund Complex absent such Retirement Benefit Cap.

4. RETIREMENT AGE

          4.1 Retirement Age. The Eligible Retirement Age shall be the attainment of age 60. A trustee may elect to continue to serve as a trustee beyond the Eligible Retirement Age to a Mandatory Retirement Age of December 31st in the year such trustee reaches the age of 72; provided, however, that the Mandatory Retirement Age shall be the later of the Mandatory Retirement Age as set forth herein or as set forth in the by-laws of the Fund as may be amended from time to time.

5. DISABILITY

          5.1 Disability. "Disability" and "Disabled" shall have the meaning ascribed to the definition of "Disabled" in Section 409A(a)(2)(C) of the Code. An Eligible Trustee who becomes Disabled prior to reaching the Eligible Retirement Age is not subject to the Early Retirement Benefit provision in section 3.3 but is instead eligible to receive the lesser of the Normal Retirement Benefit or Capped Retirement Benefit calculated as described in
Section 3 using the Disability date as the date of such trustee's termination of service.

6. PAYMENT OF RETIREMENT BENEFITS

          6.1 Retirement or Disability Terminating Trustee's Service. Subject to Sections 6.2, 6.3, 6.4 and 6.8, an Eligible Trustee shall receive the amount of the applicable Retirement Benefit calculated pursuant to Section 3 for each of the ten (10) years commencing with the fiscal year of such trustee's termination of service or if later, the date determined pursuant to clause (ii) below (the "Normal Distribution"). Subject to Section 6.8, payment of benefits to an Eligible Trustee shall commence, and be paid quarterly thereafter, either (i) at the end of the calendar quarter in which the trustee's termination of service occurs or (ii) if later, the date, if any, selected by the Eligible Trustee pursuant to a valid deferral election. Subject to Section 6.8, in the event of such Eligible Trustee's death prior to complete distribution under the Plan, such trustee's Beneficiary shall receive the remaining Retirement Benefit based upon the Normal Distribution. In the event the Eligible Trustee survives the Beneficiary or no Beneficiary has been named, the Fund shall pay a lump sum amount equal to the actuarial present value of the remaining Retirement Benefit to the Eligible Trustee's estate.

          6.2 Death Terminating Trustee's Service. Subject to Section 6.3, 6.4 and 6.8, in the event an Eligible Trustee's death following his or her satisfaction of the Service Requirement, the Eligible Trustee's Beneficiary shall receive the amount of the applicable Retirement Benefit, calculated pursuant to Section 3 for each of the ten (10) years commencing (i) with the fiscal year of such trustee's death or (ii) if later, the date, if any, selected by the Eligible Trustee pursuant to a valid deferral election. Payment of benefits to such Beneficiary shall commence, and be paid quarterly thereafter, at the end of each calendar quarter. In the event the Eligible Trustee survived the Beneficiary or no Beneficiary was named, the Fund shall pay a lump sum amount equal to the actuarial present value of the applicable Retirement Benefits to the Eligible Trustee's estate.

          6.3 Liquidation, Dissolution, Winding Up or Distribution of Substantially All of the Assets of the Fund. Notwithstanding Sections 6.1 or 6.2, in the event of a liquidation, dissolution or winding up of the Fund or distribution of all or substantially all of the Fund's assets and property not in connection with a Fund Transfer (which is addressed in Section 6.4), the Plan shall terminate effective as of a date prior to the effective date of such liquidation, dissolution, winding up or distribution and, in connection with such termination, the Fund shall pay to each Eligible Trustee serving as a trustee of the Fund on the effective date of such Plan termination a lump sum amount equal to the actuarial present value of the applicable Normal Retirement Benefit or Early Retirement Benefit calculated pursuant to Section 3 and the requirements of Section 409A of the Code for plan terminations and liquidations, using the effective date of such Plan termination as the date of such trustee's termination of services. In the event an Eligible Trustee terminates services prior to such Plan termination and such trustee (or such trustee's Beneficiary) is then receiving payment of benefits pursuant to either Section 6.1 or 6.2 at the time of such Plan termination, the Fund shall pay to such trustee (or Beneficiary) on the effective date of such Plan termination a lump sum amount equal to the actuarial present value of the remaining retirement benefits due to such trustee (or Beneficiary).

          6.4 Fund Transfer; Change in Control Event. Notwithstanding Sections
6.1 or 6.2, in the event of a Fund Transfer (regardless of whether such event constitutes a Change in Control Event as defined in the regulations promulgated under Section 409A of the Code or any successor thereto), the following provisions shall be applicable:

               (a) (i) Continuation of Service and Assumption of Plan. If the Eligible Trustee continues to provide services to the transferee Fund and the transferee Fund assumes the obligations hereunder in connection with such transfer, then, unless such Eligible Trustee has timely elected otherwise pursuant to Sections 6.4(a)(ii) and 6.8, such Eligible Trustee shall continue to participate in the Plan from and following the effective date of such Fund Transfer. In that event, service with the transferee Fund shall be considered services with the Fund for the sole purpose of determining the date as of which distributions shall be payable under the Plan and shall not be considered services for any other purpose (including, but not limited to, benefit accrual).

                    (ii) Continuation of Service and Election to Transfer Benefits to the Deferred Compensation Agreement. If the Eligible Trustee continues to provide services to the transferee Fund and the transferee Fund assumes the obligations hereunder in connection with such transfer, and the Eligible Trustee has made a timely election pursuant to Section 6.8 to transfer his or her benefits to the Deferred Compensation Agreement and such election is in compliance with Section 409A of the Code, then, effective as of the effective date of such Fund Transfer, an amount equal to the actuarial present value of the Eligible Trustee's applicable Normal Retirement Benefit or Early Retirement Benefit (calculated pursuant to Section 3 using the effective date of such Fund Transfer as the date of such trustee's termination of services), if any, shall be treated as a "Compensation Deferral," as defined in the Deferred Compensation Agreement and shall automatically be (A) transferred to the Deferred Compensation Agreement, (B) credited to the Eligible Trustee's "Deferral Account" (as defined in the Deferred Compensation Agreement), and (C) deemed invested pursuant to Section 3 of the Deferred Compensation Agreement and subject to the distribution provisions of Section 4.1 of the

Deferred Compensation Agreement; provided that the amount deferred hereunder may not be distributed prior to the date that is five (5) years after the earliest date such amount would otherwise have been distributed hereunder and any transfer related to a payment to be made at a specified time or pursuant to a fixed schedule is made not less than twelve (12) months before the date the payment is scheduled to be paid. The amount so transferred to the Eligible Trustee's Deferral Account shall be governed by the terms of the deferral election described in Section 6.8 hereof (to the extent timely made) and otherwise pursuant to the Deferred Compensation Agreement and from and following such transfer, the Eligible Trustee shall have no further rights under the Plan.

               (b) Cessation of Service/Election Not to Assume Plan. If the Eligible Trustee has a "separation from service" (as defined under Section 409A of the Code)prior to or in connection with the Fund Transfer, then as soon as practicable following the effective date of such "separation from service," the Fund shall pay to the Eligible Trustee a lump sum amount equal to the actuarial present value of the applicable Normal Retirement Benefit or Early Retirement Benefit, if any, calculated pursuant to Section 3 as of the date of such trustee's "separation from service."

          6.5 Designation of Beneficiary. The Eligible Trustee's Beneficiary shall be the person or persons so designated by such trustee in a written instrument submitted to the President of the Fund. In the event the Eligible Trustee fails to properly designate a Beneficiary, the Fund shall pay a lump sum amount equal to the actuarial present value of the applicable Retirement Benefit to the Eligible Trustee's estate.

          6.6 Payments Due Missing Persons. The Fund shall make a reasonable effort to locate all persons entitled to benefits under the Plan. However, notwithstanding any provisions of the Plan to the contrary, if, after a period of five (5) years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under the Plan shall stand suspended. Before this provision becomes operative, the Fund shall send a certified letter to all such persons to their last known address advising them that their benefits under the Plan shall be suspended. Any such suspended amounts shall be held by the Fund for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

          6.7 Actuarial Present Value Calculations. For purposes of the Plan, the "actuarial present value" of any benefits shall be computed using interest factors and other reasonable assumptions chosen by the Plan Committee. The Plan Committee shall have sole and uncontrolled discretion with respect to the application of the provisions of this paragraph and such exercise of discretion shall be conclusive and binding on the Eligible Trustee, any Beneficiary or other person.